Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-291648 and 333-296541) and Form S-8 (No. 333-256675 and 333-265313) of our report dated July 13, 2026, with respect to the consolidated financial statements of Boqii Holding Limited and its subsidiaries, appearing in this Annual Report on Form 20-F for the year ended March 31, 2026.

/s/ Assentsure PAC

Singapore

July 13, 2026